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                                   EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statements of Meditrust on Form S-8 (File Nos. 33-25072, 33-49218 and 33-57377) and on Form S-3 (File Nos 33-40005, 33-40926, 33-42596, 33-43931, 33-45979, 33-48695 and
33-59215) of our reports dated January 29, 1996 on our audits of the consolidated financial statements and financial statement schedules of Meditrust as of December 31, 1995 and 1994 and for the years ended December 31, 1995, 1994 and 1993, which reports are included or incorporated by reference in this Annual Report on Form 10-K. Our report on the 1995 consolidated financial statements of Meditrust appears in Meditrust's Current Report on Form 8-K, dated January 29, 1996.




                                     /s/  Coopers & Lybrand L.L.P.





Boston, Massachusetts
February 29, 1996





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